Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

We consent to the inclusion of our Report of Independent Registered Public Accounting
Firm dated March 28, 2007, with respect to the financial statements of Xfone, Inc. and its subsidiaries as of and for the year ended December 31, 2006, in the upcoming filing of its
Form 10-KSB, for Xfone, Inc.

/s/ Stark Winter Schenkein & Co, LLP
Denver, Colorado
March 29, 2007